Exhibit 8.1

[Letterhead of Simpson Thacher & Bartlett LLP]

[Form of Opinion]

[●], 2018

Sirius XM Holdings Inc.

1290 Avenue of the Americas

11th Floor

New York, New York 10104

Re: Sirius/Pandora Merger

Ladies and Gentlemen:

We have acted as counsel to Sirius XM Holdings Inc., a Delaware corporation (“Sirius”), in connection with the Agreement and Plan of Merger and Reorganization, dated as of September 23, 2018 (including the exhibits thereto, the “Merger Agreement”), by and among Sirius, Pandora Media, Inc., a Delaware corporation (“Pandora”), and White Oaks Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Sirius (“Merger Sub”), pursuant to which (i) Pandora is to form a Delaware corporation as a wholly-owned subsidiary of Pandora (the “New Holding Company”) and the New Holding Company is to form a Delaware corporation as a wholly-owned subsidiary of the New Holding Company (“Holdco Merger Sub”), (ii) Holdco Merger Sub is to be merged with and into Pandora, with Pandora surviving as a wholly-owned subsidiary of the New Holding Company (the “Holding Company Merger”) and thereafter Pandora is to be converted into a Delaware limited liability company (the “Conversion,” and together with the Holding Company Merger, the “Holdco Reorganization”), and (iii) Merger Sub is to be merged with and into the New Holding Company, with the New Holding Company surviving (the “Merger”) and thereafter the New Holding Company is to be merged with and into Sirius XM

Sirius XM Holdings Inc.	- 2 -	[●], 2018

Radio Inc., a Delaware corporation and a wholly-owned subsidiary of Sirius (“Sirius XM Radio”), with Sirius XM Radio surviving (the “Sirius XM Radio Merger,” and together with the Merger, the “Pandora-Sirius Reorganization”), on the terms and conditions set forth in the Merger Agreement.

For purposes of this opinion, capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. [●]) (as amended, the “Registration Statement”) filed by Sirius with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Pandora-Sirius Reorganization pursuant to the Merger Agreement and to which this opinion appears as an exhibit.

We have examined (i) the Merger Agreement, (ii) the Registration Statement and (iii) the representation letters of Sirius and Pandora delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Sirius XM Holdings Inc.	- 3 -	[●], 2018

In rendering such opinion, we have assumed, with your permission, that (i) the Holdco Reorganization and the Pandora-Sirius Reorganization will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Holdco Reorganization and the Pandora-Sirius Reorganization set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Sirius XM Radio Merger Effective Time, (iii) the representations made by Sirius and Pandora in the Merger Agreement and their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Sirius XM Radio Merger Effective Time and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Sirius and Pandora or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Sirius XM Radio Merger Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences.”

We express our opinion herein only as to those matters specifically set forth above and we do not express any opinion herein concerning any law other than the U.S. federal income tax law. No opinion should be inferred as to the tax consequences of the Holdco Reorganization or the Pandora-Sirius Reorganization under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.

Sirius XM Holdings Inc.	- 4 -	[●], 2018

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name in “Material U.S. Federal Income Tax Consequences.”

Very truly yours,